Exhibit 2.1

SIXTH AMENDMENT

TO THE

BUSINESS COMBINATION AGREEMENT

This Sixth Amendment (this “Sixth Amendment”) to the Business Combination Agreement, dated as of September 21, 2026, amends the Business Combination Agreement, dated as of November 19, 2025 (as amended by the First Amendment to the Business Combination Agreement, dated as of March 19, 2026, the Second Amendment to the Business Combination Agreement, dated as of May 6, 2026, the Third Amendment to the Business Combination Agreement, dated as of June 30, 2026, the Fourth Amendment to the Business Combination Agreement, dated as of July 31, 2026, and the Fifth Amendment to the Business Combination Agreement dated as of September 2, 2026, and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among (i) Blue Acquisition Corp., a Cayman Islands exempted company (“SPAC”), (ii) Blockfusion Digital Infrastructure, Inc. (formerly Blockfusion Data Centers, Inc.), a Delaware corporation (“Pubco”), (iii) Atlas I Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (iv) Atlas Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), and (v) Blockfusion USA, Inc., a Delaware corporation (together with its successors, the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, Section 10.8 of the Business Combination Agreement sets forth that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties;

WHEREAS, pursuant to that certain letter agreement, dated as of September 4, 2026 (the “Waiver Letter”), by and between the Company and SPAC, SPAC has waived certain covenants set forth in Section 6.2(b) of the Business Combination Agreement in connection with, among other things, the CoreWeave Lease, the Expansion Agreement, the Conditional CoreWeave Warrant and the related agreements contemplated by the CoreWeave Term Sheet (each as defined in the Waiver Letter), and the Parties desire to conform the Business Combination Agreement to the transactions contemplated by the Waiver Letter; and

WHEREAS, the Parties desire to amend certain provisions of the Business Combination Agreement to, among other things, (i) reflect the cancellation of the CoreWeave Warrant and the issuance of the Pubco CoreWeave Warrant at the Effective Time and (ii) revise the terms of the earnout provisions.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to the Business Combination Agreement.

(a) Recital J of the Business Combination Agreement is replaced with the following:

“J. Contemporaneously with the Closing, SPAC, Pubco, the Sponsor, the holder of any Pubco CoreWeave Warrant and certain stockholders of the Company to be mutually agreed by the Company and SPAC, will execute and deliver an amendment and restatement of the Founder Registration Rights Agreement, the form of which is attached as Exhibit E hereto (the “Amended Registration Rights Agreement”), to, among other matters, have Pubco assume the registration obligations of SPAC under the Founder Registration Rights Agreement, have such rights apply to the shares of Pubco Common Stock, and to provide the holder of any Pubco CoreWeave Warrant and such stockholders of the Company with registration rights thereunder;”

(b) Section 1.10(d) of the Business Combination Agreement is replaced with the following:

“(d) Company Warrants; CoreWeave Warrant.

(i) Except for the CoreWeave Warrant, each warrant to purchase Company Common Stock (each a “Company Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be assumed by Pubco and converted into a warrant to purchase that number of shares of Pubco Class A Common Stock equal to the product of (x) the number of shares of Company Common Stock subject to such Company Warrant multiplied by (y) the Exchange Ratio (each such warrant, an “Assumed Warrant”). Each Assumed Warrant shall be in a form mutually agreed by SPAC and the Company, acting reasonably, prior to the Closing and, except as otherwise set forth in this Agreement, shall be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Warrant immediately prior to the Effective Time, except that each such Assumed Warrant shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of the Company Warrant by (y) the Exchange Ratio (which price per share shall be rounded down to the nearest whole cent). Upon exercise of any Assumed Warrant, no evidence of book-entry shares representing fractional shares of Pubco Class A Common Stock shall be issuable thereunder; in lieu of the issuance of any such fractional share, Pubco shall round up to the nearest whole share of Pubco Class A Common Stock.

(ii) Immediately prior to the Effective Time, automatically and without any further action by any Person, the CoreWeave Warrant shall be cancelled and shall cease to be outstanding, and, at the Effective Time, Pubco shall issue directly to the holder thereof a warrant to purchase shares of Pubco Class A Common Stock in the form executed by Pubco and deposited into escrow in connection with the issuance of such CoreWeave Warrant, exercisable for 2,870,813 shares of Pubco Class A Common Stock at an exercise price of $7.4643 per share (the “Pubco CoreWeave Warrant”). Notwithstanding the foregoing, if the CoreWeave Warrant shall have been exercised in part prior to the Effective Time, the number of shares of Pubco Class A Common Stock subject to the Pubco CoreWeave Warrant shall be reduced by an amount equal to the number of shares of Company common stock issued upon such partial exercise multiplied by the Warrant Conversion Ratio (as defined in the CoreWeave Warrant), rounded down to the nearest whole share. For the avoidance of doubt, the Pubco CoreWeave Warrant shall not constitute a “Pubco Warrant”, an “Assumed Warrant” or a “Company Warrant” for purposes of this Agreement, and the cancellation of the CoreWeave Warrant and the issuance of the Pubco CoreWeave Warrant pursuant to this Section 1.10(d)(ii) shall not constitute an exchange, assumption or conversion of the CoreWeave Warrant.

(c) The initial paragraph of Section 1.16 and Sections 1.16(a)-(f) of the Business Combination Agreement are hereby replaced with the following:

“1.16 Earnout. After the Closing, subject to the terms and conditions set forth herein, certain Company Stockholders (collectively, the “Earnout Participants”), as more particularly described on Annex I hereto, shall have the contingent right to receive up to an aggregate maximum of 15,000,000 shares of Pubco Class A Common Stock (the “Earnout Shares”), to be allocated among the Earnout Participants as set forth on Annex I, as additional consideration from Pubco based on the performance of the Pubco Class A Common Stock, as follows:

(a) In the event that the VWAP of the Pubco Class A Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “First Share Price Target”) for twenty (20) out of any thirty (30) Trading Days during the period beginning on the Closing Date and ending on the date that is thirty-six (36) months after the Closing Date (the “Earnout Period”), then, subject to the terms and conditions of this Agreement, Pubco shall issue to the Earnout Participants 5,000,000 Earnout Shares (the “First Earnout Share Payment”).

(b) In the event that the VWAP of the Pubco Class A Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Second Share Price Target”) for twenty (20) out of any thirty (30) Trading Days during the Earnout Period, then, subject to the terms and conditions of this Agreement, Pubco shall issue to the Earnout Participants 5,000,000 Earnout Shares (the “Second Earnout Share Payment”).

(c) In the event that the VWAP of the Pubco Class A Common Stock equals or exceeds $17.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Third Share Price Target”, and together with the First Share Price Target and the Second Share Price Target, the “Share Price Targets”) for twenty (20) out of any thirty (30) Trading Days during the Earnout Period, then, subject to the terms and conditions of this Agreement, Pubco shall issue to the Earnout Participants 5,000,000 Earnout Shares (the “Third Earnout Share Payment”, and together with the First Earnout Share Payment and the Second Earnout Share Payment, the “Earnout Share Payments”).

(d) [Reserved].

(e) [Reserved].

(f) For purposes of Section 1.16(a)-(c) above, the thirty (30) Trading Day periods may be overlapping, such that multiple Share Price Targets may be achieved simultaneously or within thirty (30) Trading Days of each other. For the avoidance of doubt, the Earnout Share Payments are cumulative but each is earnable solely on an all-or-nothing basis, such that there will be no entitlement to a partial award of any Earnout Share Payment. The number of shares of Pubco Class A Common Stock constituting any Earnout Share Payment shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing. No fractional shares of Pubco Class A Common Stock, or certificates or scrip representing fractional shares of Pubco Class A Common Stock, will be issued upon any Earnout Share Payment, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Pubco; provided, that any fractional shares of Pubco Class A Common Stock issued as an Earnout Share Payment will be rounded up to the nearest whole share of Pubco Class A Common Stock, as applicable.”

(d) The first sentence of Section 5.3(d) of the Business Combination Agreement is hereby replaced with the following:

“Except for the Company Preferred Stock, the Company Options, any CoreWeave Warrant, and the Company Warrants, there are no Company Convertible Securities or preemptive rights or rights of first refusal or rights of first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of its equity holders is a party or bound relating to any equity securities of the Company, whether or not outstanding.”

(e) The following defined terms are hereby deleted in their entirety from Section 11.1 of the Business Combination Agreement: “Fourth Earnout Share Payment”, “Fourth Share Price Target”, “Fifth Earnout Share Payment”, and “Fifth Share Price Target”.

(f) The following defined terms in Section 11.1 of the Business Combination Agreement are hereby added or replaced with the following, as applicable:

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any equity securities of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company; provided, that the CoreWeave Warrant shall not constitute a Company Convertible Security for purposes of this Agreement.

“CoreWeave Warrant” means that certain Series A Common Stock Purchase Warrant, dated as of September 4, 2026, issued by the Company to CoreWeave, Inc. (or its designated Affiliate) to purchase 2,786,624 shares of Company common stock at an initial exercise price of $7.6898 per share, issued in connection with the Lease Agreement, dated as of September 4, 2026, between North East Data, LLC and CoreWeave, Inc. (the “CoreWeave Lease”).

“Earnout Share Payments” has the meaning set forth in Section 1.16(c).

“Fully-Diluted Company Shares” means (a) the total number of issued and outstanding shares of Company Common Stock issued and outstanding and vested as of immediately prior to the Effective Time (after giving effect to the Preferred Conversion, but excluding any shares of Company Common Stock issued upon any exercise of the CoreWeave Warrant), plus (b) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to, the exercise of Company Options that are issued and outstanding and vested as of immediately prior to the Effective Time, treating such outstanding and vested Company Options as having been exercised in full (calculated using the treasury stock method of accounting), plus (c) the aggregate number of shares of Company Common Stock issuable upon, or pursuant to, the exercise of Company Warrants (other than the CoreWeave Warrant) that are issued and outstanding as of immediately prior to the Effective Time, treating such Company Warrants as having been exercised in full (calculated using the treasury stock method of accounting).

“Pubco CoreWeave Warrant” has the meaning set forth in Section 1.10(d)(ii).

“Share Price Targets” has the meaning set forth in Section 1.16(c).”

2. Miscellaneous. Except as expressly provided in this Sixth Amendment, all of the terms and provisions in the Business Combination Agreement shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Sixth Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Business Combination Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Nothing in this Sixth Amendment shall limit, modify or otherwise affect the waivers granted by SPAC pursuant to the Waiver Letter, which remain in full force and effect in accordance with their terms. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Business Combination Agreement, as amended by this Sixth Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Business Combination Agreement, as amended by this Sixth Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the Parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. If any provision of the Business Combination Agreement is materially different from or inconsistent with any provision of this Sixth Amendment, the provision of this Sixth Amendment shall control, and the provision of the Business Combination Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 10.1 through 10.9 and 10.11 through 10.13 of the Business Combination Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Sixth Amendment as if all references to the “Agreement” contained therein were instead references to this Sixth Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each party has caused this Sixth Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC:

BLUE ACQUISITION CORP.

By:	/s/ David Bauer
Name:	David Bauer
Title:	Interim Chief Executive Officer

Pubco:

BLOCKFUSION DIGITAL INFRASTRUCTURE, INC.

By:	/s/ Robert Scott
Name:	Robert Scott
Title:	President, Chief Financial Officer, Secretary and Treasurer

IN WITNESS WHEREOF, each party has caused this Sixth Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

SPAC Merger Sub:

ATLAS I MERGER SUB

By:	/s/ Robert Scott
Name:	Robert Scott
Title:	Sole Director

Company Merger Sub:

ATLAS MERGER SUB, INC.

By:	/s/ Robert Scott
Name:	Robert Scott
Title:	President, Treasurer and Secretary

IN WITNESS WHEREOF, each party has caused this Sixth Amendment to be signed and delivered by its respective duly authorized signatory as of the date first written above.

The Company:

BLOCKFUSION USA, INC.

By:	/s/ Alex Martini-Lo Manto
Name:	Alex Martini-Lo Manto
Title:	Chief Executive Officer